Exhibit 99.1

At NationsHealth:	At Rx Communications Group:

Timothy Fairbanks, CFO 954-903-5018	Melody A. Carey (investors) 917-322-2571
FOR IMMEDIATE RELEASE
NASDAQ CONFIRMS NATIONSHEALTH’S ELIGIBILITY FOR CONTINUED LISTING
ON THE NASDAQ NATIONAL MARKET
Sunrise, FL — June 12, 2006 — NationsHealth, Inc. (Nasdaq: NHRX, NHRXW, NHRXU) announced today that on June 9, 2006 it was advised by the Nasdaq Listing Qualifications Department that the Company had demonstrated compliance with the continued listing requirements under Marketplace Rule 4450(b) and, as a result, the staff had closed its review of the Company’s eligibility for continued listing on The Nasdaq National Market. The Company had previously announced this review on May 30, 2006.
About NationsHealth, Inc.
NationsHealth improves the delivery of healthcare to Medicare and managed care beneficiaries by providing medical products and prescription related services. NationsHealth has a strategic alliance with CIGNA to offer their Medicare Part D prescription drug plans nationally. Prior to launching its Medicare Part D business, NationsHealth offered free discount prescription cards, accepted at over 50,000 pharmacies nationwide, to approximately 2.9 million cardholders. In addition, NationsHealth provides home delivery of diabetes and ostomy medical products to 102,000 patients. NationsHealth is also the provider of diabetes supplies to 12,000 Medicare beneficiaries at over 1,100 Kmart pharmacies. For more information please visit http://www.nationshealth.com.